Exhibit 3.1
AMENDED AND RESTATED BY-LAWS

CINTAS CORPORATION
a Washington Corporation

Effective April 9, 2024
ARTICLE I.
FISCAL YEAR
Unless otherwise designated by resolution of the Board of Directors (as defined below), the fiscal year of the Corporation shall commence on the 1st day of June of each year.
ARTICLE II.
SHAREHOLDERS
Section 1.Meetings of the Shareholders.
(a)Annual Meetings. The annual meeting of the Shareholders of this Corporation (the “Annual Meeting”), for the election of members of the Board of Directors, the consideration of financial statements and other reports, and the transaction of such other business as may properly be brought before such meeting, shall be held at 10:00 a.m. Eastern Time on the third Tuesday in October of each year or at such other time and date as determined by the Board of Directors each year. Upon due notice, there may also be considered and acted upon at an Annual Meeting any matter which could properly be considered and acted upon at a special meeting of the Shareholders of this Corporation (a “Special Meeting”) in which case and for which purpose the Annual Meeting shall also be considered as, and shall be a Special Meeting. The Chairman of the Board of Directors (the “Chairman”), acting at the direction of the Board of Directors, or the Board of Directors, acting by majority vote, may adjourn or postpone any Annual Meeting. In the event the Annual Meeting is not held or if Directors are not elected thereat, a Special Meeting may be called and held for that purpose.
(b)Special Meetings. Special Meetings may be held on any business day when called by the Chairman, the Chief Executive Officer, a majority of the Board of Directors, or Shareholders holding greater than fifty percent of all shares outstanding and entitled to vote. The Chairman, acting at the direction of the Board of Directors, or the Board of Directors (acting by majority vote) may adjourn or postpone any Special Meeting previously scheduled.
(c)Place of Meetings. Any meeting of Shareholders shall be held at the principal office of the Corporation or at such other place within or without the State of Washington, or solely by means of remote communication, in each case, as may be determined by the Board of Directors and shall be designated in the Notice of said meeting. Notwithstanding anything in these By-laws to the contrary, any reference to a meeting of Shareholders being held in a “place” shall not prohibit or otherwise restrict the Corporation from holding a meeting of Shareholders solely by means of remote communication.
(d)Notice of Meeting and Waiver of Notice.
(i)Notice. Written notice of the time, place and purposes of any meeting of Shareholders shall be given by the Secretary of the Corporation (the “Secretary”) to each Shareholder entitled thereto not less than ten days nor more than sixty days before the date fixed for the meeting and as prescribed by law. At any time, upon written request of the holders of not less than fifty percent of all of the outstanding shares of the Corporation entitled to vote at the meeting, it shall be the duty of the Secretary to give notice of a Special Meeting to be held on such date and at such place and time as the Secretary may fix, not less than ten nor more than sixty days after receipt of said request. Such notice shall be given by personal delivery, by mail or, with consent, by electronic transmission, to each Shareholder entitled to notice of or to vote at such meeting. If such notice is mailed, it shall be directed, postage prepaid, to the Shareholders at their respective addresses as they appear upon the records of the Corporation, and
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notice shall be deemed to have been given when deposited in the official government mail. If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such an adjournment is taken. No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken.
(ii)Notice to Joint Owners. All notices with respect to any shares to which persons are entitled by joint or common ownership may be given to that one of such persons who is named first upon the books of this Corporation, and notice so given shall be sufficient notice to all the holders of such shares.
(e)Advance Notice of Shareholder Proposals.
(i)Shareholder Proposals Other Than Nominations for Election to the Board of Directors. The proposal of any business to be considered by the Shareholders other than nominations for election to the Board of Directors (which proposals, for the avoidance of doubt, shall be subject to the requirements of ARTICLE III Section 2) may be made at the Annual Meeting or any Special Meeting as provided for in this ARTICLE II Section 1. For any business other than nominations for election to the Board of Directors to be properly brought before any meeting by a Shareholder pursuant to this ARTICLE II Section 1, the Shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for action by the Shareholders. To be timely, a Shareholder’s notice shall set forth all information required by this ARTICLE II Section 1 and shall be delivered by registered mail to, and received by, the Secretary at the principal office of the Corporation not earlier than the one-hundred fiftieth day nor later than 5:00 p.m., Eastern Time, on the one-hundred twentieth day prior to the Annual Meeting or, with respect to a Special Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of a recess, adjournment or postponement of any meeting of Shareholders commence a new time period for the giving of a Shareholder’s notice as described above. For a Shareholder’s notice to be proper, it must set forth: (A) as to any business that the Shareholder proposes to bring before the meeting, other than nominations to election to the Board of Directors, (1) a description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Restated Articles of Incorporation of the Corporation (as may be amended, amended and restated or otherwise modified from time to time, hereinafter the “Articles of Incorporation”) or these By-Laws, the text of the proposed amendment), (3) the reasons for proposing such business at the meeting (including the Shareholder’s rationale as to how the proposal or business would, if adopted, be in the best interest of the Corporation and the Shareholders) and (4) a description of any material direct or indirect interest in such proposal or business of such Shareholder and any Shareholder Associated Person (as defined below), individually or in the aggregate, including any anticipated direct or indirect benefit to the Shareholder or the Shareholder Associated Person therefrom, regardless of whether such benefit may be shared by other Shareholders; (B) the name and address of such Shareholder, as they appear on the Corporation’s stock ledger and current name and address, if different, and of each Shareholder Associated Person; (C) as to the Shareholder giving the notice and any Shareholder Associated Person, (1) the class, series and number of all shares of stock of the Corporation which are owned of record by such Shareholder and by such Shareholder Associated Person, if any, (2) the nominee holder for, and the class, series and number of, any shares owned beneficially but not of record by such Shareholder and by such Shareholder Associated Person, (3) a description of any agreement, arrangement or understanding with respect to the proposal or business between or among the Shareholder giving the notice, any Shareholder Associated Person and any other Shareholder, person or entity, (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, profits interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions or any borrowing or lending of shares of stock) that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Shareholder giving the notice and any Shareholder Associated Person, whether or not such agreement, arrangement or understanding shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such Shareholder or such Shareholder Associated Person with respect to any share of stock of the Corporation, (5) a description of any legal proceedings pending or threatened by the Shareholder or any Shareholder Associated Person involving or relating to the Corporation or its business, any of the Corporation’s affiliates or any Director or officer

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of the Corporation, (6) any other information relating to such Shareholder giving notice and any Shareholder Associated Persons required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal or business pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (7) any proxy, contract, arrangement or understanding pursuant to which the Shareholder giving notice or any Shareholder Associated Person has the right to acquire or vote any shares of any security of the Corporation, (8) any direct or indirect ownership of securities or other interest of the Shareholder giving notice or any Shareholder Associated Person in any principal competitor of the Corporation (a list of which will be provided promptly following a written request therefor by the Shareholder giving notice), and (9) solely with respect to any proposal or business to be brought at a Special Meeting, such Shareholders’ and Shareholder Associated Persons’ agreement that it will promptly notify the Corporation if it disposes, or intends to dispose of, any shares of stock of the Corporation prior to the record date for such Special Meeting; (D) a representation (1) that the Shareholder giving notice is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such proposal or business and (2) whether the Shareholder giving notice or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or business and/or (y) otherwise to solicit proxies or votes from Shareholders in support of such proposal or business; and (E) to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting the proposal or business.
(ii)Shareholder Associated Person. For the purposes of this ARTICLE II Section 1 and ARTICLE III Section 2 of these By-Laws, “Shareholder Associated Person” of any Shareholder shall mean (A) any person controlling, directly or indirectly, or Acting in Concert (as defined below) with, such Shareholder; (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Shareholder; and (C) any person controlling, controlled by or under common control with such Shareholder Associated Person. For purposes of the definition of “Shareholder Associated Person,” a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts pursuant to any agreement, arrangement or understanding (whether or not in writing), at any time after the effective date of these By-Laws, in concert or in parallel with such other person or towards a common goal with such other person, relating to the proposal of any business to be considered by the Shareholders or nominations for election to the Board of Directors. For the avoidance of doubt, no person shall be deemed to be Acting in Concert with another Person solely as a result of (a) making or receiving a solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act, or (b) soliciting or being solicited for tenders of, or tendering or receiving tenders of, securities in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO.
(iii)Inaccurate Information; Updated Information. If information submitted pursuant to this ARTICLE II Section 1 by any Shareholder proposing any business other than a nomination for election to the Board of Directors shall be or at any time become inaccurate to a material extent or incomplete in any manner, such information may be deemed not to have been provided in accordance with this ARTICLE II Section 1. Upon written request by the Secretary or the Board of Directors, any Shareholder proposing any business other than a nomination for election to the Board of Directors shall provide, within five business days of delivery of such request (or other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy and/or completeness of any information submitted by the Shareholder pursuant to this ARTICLE II Section 1. In addition, to be considered timely, a Shareholder’s notice delivered pursuant to this ARTICLE II Section 1 shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the applicable meeting of Shareholders and as of the date that is 10 days prior to such meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than five days after the record date for such meeting in the case of an update or supplement required to be made as of the record date, and not later than eight days prior to the date for such meeting or any adjournment or postponement thereof. For the avoidance of doubt, (A) if the Shareholder fails to provide such written verification or a written update or

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supplement within such period, the information as to which written verification or a written update or supplement was requested or required, as applicable, may be deemed not to have been provided in accordance with this ARTICLE II Section 1 and (B) the obligation to verify, update or supplement the information as set forth in this ARTICLE II Section 1 shall not limit the Corporation’s rights with respect to any deficiencies in any Shareholder’s notice, extend any applicable deadlines under these By-Laws or enable or be deemed to permit a Shareholder who has previously submitted a notice under this ARTICLE II Section 1 to amend or update any proposal or to submit any new proposal, including by changing or adding any matters, business and/or resolutions proposed to be brought before the applicable meeting of Shareholders. Only such proposals made in accordance with the procedures set forth in this ARTICLE II Section 1 shall be eligible to be brought before the meeting of Shareholders.
(iv)Defective Notices. Except as otherwise provided by law, the Articles of Incorporation or these By-Laws, the chairman presiding over the meeting of Shareholders at which business that the Shareholder proposes to bring before such meeting, other than nominations to election to the Board of Directors, shall have the power and duty to determine whether such business or proposal was made or proposed in accordance with the procedures set forth in ARTICLE II Section 1 and, if any business or proposal is not in compliance with this ARTICLE II Section 1, to declare that such business or proposal is defective. Notwithstanding the foregoing provisions of this ARTICLE II Section 1, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the meeting of Shareholders to present its business or proposal, such business or proposal shall be disregarded, notwithstanding that the business or proposal is included in the Corporation’s proxy statement, notice of meeting or other proxy materials for any Annual Meeting or Special Meeting (or any supplement thereto) and notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this ARTICLE II Section 1, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Shareholders.
(v)General. Notwithstanding the foregoing provisions of this ARTICLE II Section 1, a Shareholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this ARTICLE II Section 1. Nothing in this ARTICLE II Section 1 shall be deemed to affect the right of a Shareholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.
(f)Fixing of Record Date for Determining Shareholders. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Board may fix in advance a date as the record date for any such determination. Such record date shall be not more than sixty days, and in case of a meeting of Shareholders, not less than ten days prior to the date on which the particular action requiring such determination is to be taken. If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting or to receive payment of a dividend, the date and hour on which the notice of meeting is mailed or on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date and time for such determination. Such a determination shall apply to any adjournment of the meeting.
(g)Quorum. At any meeting of Shareholders, the holders of shares entitling them to exercise a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum for such meeting; provided, however, that no action required by law, the Articles of Incorporation, or these By-Laws to be authorized or taken by the holders of a designated proportion of the shares of the Corporation may be authorized or taken by a lesser proportion. The Shareholders present in person or by proxy, whether or not a quorum be present, may adjourn the meeting from time to time without notice other than by announcement at the meeting. If a quorum is present or represented at a reconvened meeting following such an adjournment, any business may be transacted that might have been transacted at the meeting as originally called.

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(h)Organization of Meetings.
(i)Presiding Officer. The Chairman, or in his absence, the Chief Executive Officer, or in the absence of both of them, the President or a Vice President of the Corporation, shall call all meetings of the Shareholders to order and shall act as chairman thereof. Any such person acting as chairman of a meeting of the Shareholders shall be deemed to be doing so at the direction of the Board of Directors.
(ii)Minutes. The Secretary, or, in his absence, an Assistant Secretary of the Corporation (an “Assistant Secretary”), or, in the absence or both, a person appointed by the chairman of the meeting, shall act as Secretary of the meeting and shall keep and make a record of the proceedings thereat.
(i)Order of Business. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person serving as chairman of the meeting of Shareholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting of Shareholders, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the applicable meeting of Shareholders, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to Shareholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman presiding at any meeting of Shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board of Directors or prescribed by the chairman presiding over the meeting of Shareholders), shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding chairman should so determine, such presiding chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman presiding over the meeting, meetings of Shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(j)Voting. Except as provided by statute or in the Articles of Incorporation, every Shareholder entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each share held of record by that shareholder. At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Articles of Incorporation, or these By-Laws.
(k)Proxies. A person who is entitled to attend a Shareholders’ meeting or to vote thereat, or to execute consents, waivers and releases, may be represented at such meeting or vote thereat, and execute consents, waivers, and releases and exercise any of his rights, by proxy or proxies appointed by a writing signed by such person, or by his duly authorized attorney, as provided by the laws of the State of Washington. A proxy shall become invalid eleven months after the date of its execution, unless otherwise provided in the proxy.
(l)Voting Record. At least ten days before each meeting of Shareholders, a complete record of the Shareholders entitled to vote at such meeting, or any adjournment thereof, shall be made, arranged in alphabetical order, with the address of and number of shares held by each Shareholder. This record shall be kept on file at the principal office of the Corporation for ten days prior to such meeting and shall be kept open at such meeting for the inspection of any Shareholder.

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ARTICLE III.
DIRECTORS
Section 1General Powers.
All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors of the Corporation (the “Board of Directors”), except where the law, the Articles of Incorporation or these By-Laws require action to be authorized or taken by the Shareholders.
Section 2Election, Number and Qualification of Directors.
(a)Election. The directors on the Board of Directors (“Directors”) shall be elected at the Annual Meeting, or if not so elected, at a Special Meeting called for that purpose. Only persons nominated (x) by an officer, (y) by a Director or (z) in writing to the Secretary by a Shareholder as provided for in this ARTICLE III Section 2 shall be eligible for election as a Director; provided that the number of nominees a Shareholder may nominate for election to the Board of Directors at a meeting of Shareholders on its own behalf pursuant to the foregoing clause (z) (or in the case of a Shareholder giving the notice on behalf of a beneficial owner, the number of nominees a Shareholder may nominate for election to the Board of Directors at a meeting on behalf of such beneficial owner pursuant to the foregoing clause (z)) shall not exceed the number of Directors to be elected at such meeting. For a nomination for election to the Board of Directors to be properly brought before any meeting of Shareholders by a Shareholder pursuant to the foregoing clause (z) of this ARTICLE III Section 2, the Shareholder must have given timely notice thereof in proper form and in writing to the Secretary. To be timely, a Shareholder’s notice shall set forth all information required by this ARTICLE III Section 2 and shall be delivered by registered mail to, and received by, the Secretary at the principal office of the Corporation not earlier than the one-hundred fiftieth day nor later than 5:00 p.m., Eastern Time, on the one-hundred twentieth day prior to the Annual Meeting at which Directors are to be elected or, with respect to a Special Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of a recess, adjournment or postponement of such meeting commence a new time period for the giving of a Shareholder’s notice as described above, and a Shareholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Nominations by Shareholders pursuant to the foregoing clause (z) of this ARTICLE III Section 2 shall include the written consent of the nominee to being named in a proxy statement and the proxy cards as a nominee and to serving as a Director (if elected) and the information concerning the nominee then required for other nominees under the Exchange Act or any rule or regulation promulgated thereunder or any exchange on which the Corporation’s shares are listed for trading. In addition, for a Shareholder’s nomination to be proper it must set forth (i) as to each individual whom the Shareholder proposes to nominate for election or reelection as a Director, (A) the name, age, business address and residence address of such individual, (B) the class, series, and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such individual, (C) the date such shares were acquired and the investment intent of such acquisition, (D) a description of all direct and indirect compensation and other monetary agreements, arrangements or understandings during the past three years, and any other material relationships, between or among such proposed nominee, and his or her respective affiliates and associates, on the one hand, and such Shareholder making the nomination or any Shareholder Associated Person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act if the Shareholder making the nomination or any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (E) fully completed and duly signed questionnaires prepared by the Corporation (including those questionnaires required of the Corporation’s Directors and any other questionnaire that the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Articles of Incorporation or these By-Laws, any law, rule regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines) (such questionnaires and related policies and guidelines to be provided by the Secretary at the written request of the Shareholder giving notice of the nomination), (F) a written representation and agreement that (1) the nominee has read and agrees, if elected, to comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other corporate policies or guidelines applicable to Directors (such policies to be provided by the Secretary at the written request of the Shareholder giving notice of the nomination), (2) the nominee will, at the request of the Board of Directors, sit for an interview with the Board of Directors and/or the Nominating and Corporate Governance Committee (as defined below), (3) the nominee will not become a party to any voting agreements

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that would limit or otherwise interfere with such nominee’s ability to comply with his or her fiduciary duties to the Corporation, and (4) will not become party to any agreement, arrangement or understanding that is not disclosed in the Shareholder’s notice to receive compensation from, or be indemnified by, any third-party in connection with such nomination, and (G) all other information relating to such individual that (1) would be required to be disclosed if the nominee was the Shareholder making the nomination and (2) is required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act; (ii) as to the Shareholder giving the notice and any Shareholder Associated Person, the information about such Shareholder and any Shareholder Associated Person required by ARTICLE II Section 1(e)(i)(B)-(E), mutatis mutandis; and (iii) a representation whether the Shareholder giving notice or the beneficial owner, if any, intends or is part of a group which intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of Director nominees other than the Corporation’s nominees pursuant to Rule 14a-19 under the Exchange Act. The Corporation may also require any Shareholder making a nomination, any Shareholder Associated Person and any proposed nominee to furnish such other information as it may reasonably require to determine (x) whether such Shareholder, Shareholder Associated Person or proposed nominee has complied with these By-Laws and any other applicable law and (y) the suitability, qualification and eligibility of such proposed nominee to serve as a Director and the impact that such service would have on the ability of the Corporation to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Corporation or its Directors.
(b)Number. The number of Directors, which shall not be less than three, may be fixed or changed at a meeting of the Shareholders called for the purpose of electing Directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on such proposal. In addition, the number of Directors may be fixed or changed by action of the Directors at a meeting called for that purpose at which a quorum is present by a majority vote of the Directors present at the meeting. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Directors then in office may fill any Director’s office that is created by an increase in the number of Directors. The number of Directors elected shall be deemed to be the number of Directors fixed unless otherwise fixed by resolution adopted at the meeting at which such Directors are elected.
(c)Shareholder Nominations.
(i)Inaccurate Information; Updated Information. If information submitted pursuant to this ARTICLE III Section 2 by any Shareholder proposing a nominee for election as a Director shall be inaccurate to a material extent or incomplete in any manner, such information may be deemed not to have been provided in accordance with this ARTICLE III Section 2. Upon written request by the Secretary or the Board of Directors, any Shareholder proposing a nominee for election as a Director shall provide, within five business days of delivery of such request (or other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy and/or completeness of any information submitted by the Shareholder pursuant to this ARTICLE III Section 2. In addition, to be considered timely, a Shareholder’s notice delivered pursuant to this ARTICLE III Section 2 shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the meeting of Shareholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than five days after the record date for such meeting in the case of an update or supplement required to be made as of the record date, and not later than eight days prior to the date for such meeting or any adjournment or postponement thereof. For the avoidance of doubt, (A) if the Shareholder fails to provide such written verification or a written update or supplement within such period, the information as to which written verification or a written update or supplement was requested or required, as applicable, may be deemed not to have been provided in accordance with this ARTICLE III Section 2 and (B) the obligation to verify, update or supplement as set forth in this ARTICLE III Section 2 shall not limit the Corporation’s rights with respect to any deficiencies in any Shareholder’s notice, extend any applicable deadlines under these By-Laws or enable or be deemed to permit a Shareholder who has previously submitted a notice under this ARTICLE III Section 2 to submit any new nominees proposed to be elected at a meeting of Shareholders. Only such individuals who are nominated in accordance with the procedures set forth in this ARTICLE III Section 2 shall be eligible for election by Shareholders as Directors.

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(ii)Defective Notices. Except as otherwise provided by law, the Articles of Incorporation or these By-Laws, the person presiding over the meeting at which Directors are to be elected shall have the power and duty to determine whether a nomination was made or proposed in accordance with the procedures set forth in ARTICLE III Section 2 and, if any proposed nomination is not in compliance with this ARTICLE III Section 2, to declare that such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this ARTICLE III Section 2, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the Annual Meeting or Special Meeting to present a nomination, such nomination shall be disregarded, notwithstanding that the nominee is included in the Corporation’s proxy statement, notice of meeting or other proxy materials for any Annual Meeting or Special Meeting (or any supplement thereto) and notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this ARTICLE III Section 2, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Shareholders.
(iii)Rule 14a-19. Notwithstanding anything to the contrary in this ARTICLE III Section 2, unless otherwise required by law, if a Shareholder (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee for election as a Director of the Corporation and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Shareholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of Shareholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominee may have been received by the Corporation (which proxies and votes shall be disregarded). If any Shareholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Shareholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting of Shareholders, (1) reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act and (2) a written acknowledgment of the Corporation’s right to disregard any proposed nominee for election as a Director of the Corporation for failure to satisfy the requirements of Rule 14a-19 pursuant to this ARTICLE III Section 2(c)(iii).
(iv)Any Shareholder or Shareholder Associated Person soliciting proxies from other Shareholders must use a proxy card color other than white, which color shall be reserved for the exclusive use of the Corporation.
(d)Voting for Directors. Each Director shall be elected by the majority of the votes cast with respect to that Director as nominee at any meeting held for the election of Directors at which a quorum is present. If a Director is not elected, the Director shall offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee of the Corporation (the “Nominating and Corporate Governance Committee”) will take the matter under advisement and make a recommendation to the full Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the offer of resignation, taking into account any recommendation of the Nominating and Corporate Governance Committee, and disclose its decision within ninety days from the date of certification of the election results. A Director who tenders his resignation will not participate in the decision of the Board of Directors. If no Director receives a majority of shares cast in an uncontested election, the incumbent Directors will nominate a slate of Directors and hold a Special Meeting for the purpose of electing Directors within one hundred eighty days after certification of the shareholder vote. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” or withheld from the authority to vote for that Director.
Provided, however, that if the number of nominees for Director exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of Directors.

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Section 3Term of Office of Directors.
(a)Term. Each Director shall hold office until the next Annual Meeting and until his successor has been elected or until his earlier resignation, removal from office, or death. Directors shall be subject to removal as provided by statute or by other lawful procedures and nothing herein shall be construed to prevent the removal of any or all Directors in accordance therewith.
(b)Resignation. The resignation of a Director from the Board of Directors shall be deemed to take effect immediately upon such Director’s resignation being received in writing by the Board or any incumbent corporate officer other than an officer who is also the resigning Director unless some other time is specified therein.
(c)Vacancy. In the event of any vacancy in the Board of Directors for any cause, the remaining Directors, though less than a majority of the whole Board, may fill any such vacancy for the unexpired term; provided that any directorship to be filled by reason of an increase in the number of Directors may be filled by the Board of Directors for a term of office continuing only until the next election of Directors by the Shareholders.
Section 4Meetings of Directors.
(a)Regular Meetings. A regular meeting of the Board of Directors shall be held immediately following the adjournment of the Annual Meeting or a Special Meeting at which Directors are elected. The holding of such Shareholders’ meeting shall constitute notice of such Directors’ meeting and such meeting shall be held without further notice. Other regular meetings of the Board of Directors shall be held at such other time and places as may be fixed by resolution of the Directors.
(b)Special Meetings. Special meetings of the Board of Directors may be held at any time upon call of (i) the Chairman, (ii) any other officer of the Corporation designated by the Chairman, or (iii) a majority of the Directors then sitting on the Board of Directors.
(c)Place of Meeting. Any meeting of the Board of Directors may be held at such place within or without the State of Washington as may be designated in the notice of said meeting.
(d)Notice of Meeting and Waiver of Notice. Notice of the time and place of any regular or special meeting of the Board of Directors (other than the regular meeting of the Board of Directors following the adjournment of the Annual Meeting or following any Special Meeting at which Directors are elected) shall be given to each Director by personal delivery or telephone, by mail, or, with consent, by electronic transmission sent or mailed at least forty-eight hours before the meeting, which written notice need not specify the purpose of the meeting. Any notice shall be properly addressed to a Director at his or her address shown on the records of the Corporation. Such notice, however, may be waived in writing by any Director either before or after any such meeting, or by attendance at such meeting without protest prior to the commencement thereof.
(e)Meetings by Telephone. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other at the same time. Participation by such means shall constitute presence in person at a meeting.
Section 5Quorum and Voting.
At any meeting of the Board of Directors, not less than one-half of the number of Directors fixed by or in the manner provided in these By-Laws is necessary to constitute a quorum for such meeting, except that a majority of the remaining Directors in office constitutes a quorum for filling a vacancy in the Board of Directors. At any meeting of the Board of Directors at which a quorum is present, all acts, questions, and business which may come before the meeting shall be determined by a majority of votes cast by the Directors present at such meeting, unless the vote of a greater number is required by the Articles of Incorporation or these By-Laws.

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Section 6Committees.
(a)Appointment. The Board of Directors may from time to time, by resolution adopted by a majority of the number of Directors fixed by or in the manner provided in these By-Laws, appoint certain of its members to act as a committee or committees in the intervals between meetings of the Board of Directors and may delegate to such committee or committees power to be exercised under the control and direction of the Board of Directors, subject to such limitations as may be prescribed by law. Each such committee and each member thereof shall serve at the pleasure of the Board of Directors.
(b)Executive Committee. In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee shall possess and may exercise all of the powers of the Board of Directors in the management and control and the business of the Corporation to the extent permitted by law. All action taken by the Executive Committee shall be reported to the Board of Directors at its first meeting thereafter.
(c)Committee Action. Unless otherwise provided by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this ARTICLE III Section 6 shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing signed by all its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it.
Section 7Action of Directors Without a Meeting.
Any action which may be taken at a meeting of the Board of Directors may be taken without a meeting if authorized by a writing or writings signed by all the Directors, which writing or writings shall be filed or entered upon the records of the Corporation.
Section 8Compensation of Directors.
The Board of Directors may allow compensation for attendance at meetings or for any special services, may allow compensation to the member of any committee, and may reimburse any Director for expenses in connection with attending any meeting of the Board of Directors or any committee thereof.
Section 9Attendance at Meetings of Persons Who Are Not Directors.
Unless waived by a majority of Directors in attendance, not less than twenty-four hours before any regular or special meeting of the Board of Directors any Director who desires the presence at such meeting of not more than one person who is not a Director shall so notify all other Directors, request the presence of such person at the meeting, and state the reason in writing. Such person will not be permitted to attend the meeting of the Board of Directors unless a majority of the Directors in attendance vote to admit such person to the meeting. Such vote shall constitute the first order of business for any such meeting or the Board of Directors. Such right to attend, whether granted by waiver or vote, may be revoked at any time during any such meeting by the vote of a majority of the Directors in attendance.
ARTICLE IV.
OFFICERS
Section 1General Provisions.
The Board of Directors shall elect a Chief Executive Officer, a Secretary and a Treasurer, and may elect a President, a Chairman, one or more Vice Presidents, and such other officers and assistant officers as the Board of Directors may from time-to-time deem necessary. The Chairman, if any, and the Chief Executive Officer shall be Directors, but no one of the other officers need be a Director. Any two or more offices may be held by the same person, except the offices of Chief Executive Officer and Secretary may not be held by the same person. No officer shall execute, acknowledge or verify any

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instrument in more than one capacity if such instrument is required to be executed acknowledged or verified by two or more officers.
Section 2Powers and Duties.
All officers, as between themselves and the Corporation, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such office. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, powers or duties of such officer, or any of them may be delegated, to any other officer or to any Director. The Board of Directors may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties. Since the lawful purposes or this Corporation include the acquisition and ownership of real property, personal property and the Corporation’s property rights in its patents, copyrights and trademarks, each of the officers of this Corporation is empowered to execute any power of attorney necessary to protect, secure, or vest the Corporation’s interest in and to real property, personal property and its property protectable by patents, trademarks and copyright registrations and to secure such patents, copyrights and trademark registrations.
Section 3Term of Office and Removal.
(a)Term. Each officer of the Corporation shall hold office at the pleasure of the Board of Directors, and unless sooner removed by the Board of Directors, until the meeting of the Board of Directors following the date of election of Directors and until his successor is elected and qualified.
(b)Removal. The Board of Directors may remove any officer at any time with or without cause by the affirmative vote of a majority of Directors then in office.
Section 4Compensation of Executive Officers.
Compensation of executive officers shall be determined by the Board of Directors unless otherwise delegated by the Board of Directors to a committee of the Board of Directors.
ARTICLE V.
INDEMNIFICATION
Section 1Right to Indemnification.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Corporation (whether the basis of a proceeding is alleged action in an official capacity as such a Director, officer, or in any other capacity while serving as such a Director or officer), or is or was serving with respect to employee benefit plans of the Corporation, or, that being or having been such a Director or officer or an employee of the Corporation, he or she is or was serving in an outside position as a director or officer or management committee member of another corporation or of a partnership, joint venture, trust or other enterprise (including a non-profit entity), but provided that such service in the outside position has either been authorized by the Board of Directors or has been at the specific written request of an executive officer of the Corporation, such person (hereinafter an “indemnitee”) shall be indemnified and held harmless by the Corporation to the extent permitted by applicable law as then in effect, against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that no indemnification shall be provided to any such indemnitee if the Corporation is prohibited by the nonexclusive provisions of the Washington Business Corporation Act or other applicable law as then in effect from paying such indemnification; provided, further, that except as provided in Section 2 of this ARTICLE V with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify such indemnitee in connection with a

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proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board of Directors. The right to indemnification conferred in this ARTICLE V Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition.
Any advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE V Section 1 and upon delivery to the Corporation of a written affirmation by the indemnitee of his or her good faith belief that such indemnitee has met the standard of conduct necessary for indemnification by the Corporation pursuant to this ARTICLE V Section 1 or upon such determination as may be permitted or required by the Washington Business Corporation Act or other applicable law.
Section 2Right of Indemnitee to Bring Suit.
If a claim under Section 1 of this ARTICLE V is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part, in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to also be paid the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this ARTICLE V Section 2 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking and affirmation or determination have been tendered to or made by the Corporation) and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the Shareholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.
Section 3Nonexclusivity of Rights.
The right to indemnification and the advancement of expenses conferred in this ARTICLE V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or By-laws, general or specific action of the Board of Directors, contract or otherwise.
Section 4Insurance, Contracts and Funding.
The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The Corporation may enter into contracts with any Director, officer, employee or agent of the Corporation in furtherance of the provisions of this ARTICLE V Section 4 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this ARTICLE V Section 4.
Section 5Indemnification of Employees and Agents of the Corporation.
The Corporation may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the provisions of this ARTICLE V with respect to the indemnification and advancement of expenses to Directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

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ARTICLE VI.
SECURITIES HELD BY THE CORPORATION
Section 1Transfer of Securities Owned by the Corporation.
All endorsements, assignments, transfers, stock powers, share powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the Chief Executive Officer, by a Vice President, by the Secretary or by the Treasurer or by any other person or persons as may be thereunto authorized by the Board of Directors.
Section 2Voting Securities Held by the Corporation.
The Chairman, Chief Executive Officer, and President, Vice President, Secretary or Treasurer, in person or by another person thereunto authorized by the Board of Directors, in person or by proxy or proxies appointed by him, shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any securities issued by other corporations which the Corporation may own.
ARTICLE VII.
SHARE CERTIFICATES
Section 1Issuance of Shares.
No shares of the Corporation shall be issued unless by the Board of Directors, or by a committee designated by the Board of Directors and empowered to do so, which authorization shall include the maximum number of shares to be issued and the consideration to be received for each share.
Section 2Certificate for Shares.
Certificates representing shares of the Corporation shall be signed by the Chief Executive Officer or President or a Vice President and by the Secretary or an Assistant Secretary and shall include written notice of any restrictions which may be imposed on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified.
Section 3Stock Records.
The stock transfer books shall be kept at the registered office or principal place of business of the Corporation or at the office of the Corporation’s transfer agent or registrar. The name and address of each person to whom certificates for shares are issued, together with the class and number of shares represented by each such certificate and the date of issue thereof, shall be entered on the stock transfer books of the Corporation. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.
Section 4Transfer of Shares.
The transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation pursuant to authorization or document of transfer made by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and cancelled.
Section 5Lost or Destroyed Certificates.
In the case of a lost, destroyed or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

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ARTICLE VIII.
CONSISTENCY WITH ARTICLES OF INCORPORATION
If any provisions of these By-laws shall be inconsistent with the Articles of Incorporation (as they may be amended from time to time), the Articles of Incorporation (as so amended at the time) shall govern.
ARTICLE IX.
SECTION HEADINGS
The headings contained in these By-Laws are for reference purposes only and shall not be construed to be part of and/or shall not affect in any way the meaning or interpretation of these By-Laws.
ARTICLE X.
AMENDMENTS
These By-Laws of the Corporation (as may be amended from time-to-time) may be amended in whole or in part or added to by the Board of Directors. The Shareholders may also amend these By-Laws in whole or in part. All By-Laws made by the Board of Directors may be amended or repealed by the Shareholders.

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